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December 31, 2007

SKYLINE SPECIAL EQUITIES PORTFOLIO

Skyline Funds

c/o Skyline Asset Management, L.P.

311 South Wacker Drive

Suite 4500

Chicago, Illinois 60606

SKYLINE SPECIAL EQUITIES PORTFOLIO

Managers AMG Funds

800 Connecticut Avenue

Norwalk, Connecticut 06854

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated December 20, 2007, between Skyline Funds, a Massachusetts business trust (the “Fund Trust”), on behalf of Skyline Special Equities Portfolio (“Fund”), and Managers AMG Funds, a Massachusetts business trust (the “New Fund Trust”), on behalf of Skyline Special Equities Portfolio (“New Fund”), and solely with respect to Sections 5(a) and 7(c) of the Agreement, Managers Investment Group LLC, and solely with respect to Sections 2(h), 5(a), and 7(c) of the Agreement, Skyline Asset Management, L.P. The Agreement describes a proposed transaction (the “Transaction”) to occur as of the date of this letter (the “Exchange Date”), pursuant to which New Fund will acquire substantially all of the assets of Fund in exchange for shares of beneficial interest in New Fund (the “New Fund Shares”) and the assumption by New Fund of all of the liabilities of Fund following which the New Fund Shares received by Fund will be distributed by Fund to its shareholders in liquidation and termination of Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g) and 9(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Fund is a series of the Fund Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Fund are redeemable at net asset value at each shareholder’s option. Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

December 31, 2007

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement filed October 26, 2007, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

(i)	The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and New Fund and Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)	Under section 361 of the Code, no gain or loss will be recognized by Fund upon the transfer of Fund’s assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund, or upon the distribution of New Fund Shares by Fund to its shareholders in liquidation;

(iii)	Under section 354 of the Code, no gain or loss will be recognized by Fund shareholders upon the exchange of their Fund shares for New Fund Shares;

(iv)	Under section 358 of the Code, the aggregate basis of New Fund Shares a Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Fund shares exchanged therefor;

(v)	Under section 1223(1) of the Code, Fund shareholder’s holding period for his or her New Fund Shares will be determined by including the period for which he or she held the Fund shares exchanged therefor, provided that he or she held such Fund shares as capital assets;

(vi)	Under section 1032 of the Code, no gain or loss will be recognized by New Fund upon the receipt of the assets of Fund in exchange for New Fund Shares and the assumption by New Fund of the liabilities of Fund;

(vii)	Under section 1223(2) of the Code, the holding periods of the assets of Fund in the hands of New Fund will include the periods during which such assets were held by Fund; and

(viii)	New Fund will succeed to and take into account the items of Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

December 31, 2007

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP